E 8-K Comboxhibit 99.1

American Spectrum Realty -- Notice of Non-Compliance from NYSE MKT

HOUSTON--(BUSINESS WIRE)--September 19, 2014--American Spectrum Realty, Inc. (NYSE/MKT: AQQ) – a real estate investment management and leasing company – today announced that it had submitted a new plan of compliance to the NYSE MKT LLC (the “Exchange”) to address how it intended to regain compliance with Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”).

On August 19, 2014, the Company received correspondence from the Exchange notifying the Company that it was not in compliance with certain of the Exchange’s continued listing standards based on the Company’s stockholders’ equity and net losses, and failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“2013 Form 10-K“) and Form 10-Q for the fiscal quarters ended March 31 and June 30, 2014.

On September 15, 2014, the Company received additional correspondence from the Exchange stating that although the Company did not meet the deadlines provided in its earlier plan of compliance, the Company had made a reasonable demonstration of its ability to regain compliance with Sections 134 and 1101 of the Company Guide, and, in accordance with Section 1009 of the Company Guide, the Exchange had agreed to the Company’s revised plan period. The Exchange has agreed to an extension of time until October 31, 2014 for the filing of the Company’s 2013 Form 10-K, and if that deadline is met, an extension to December 31, 2014 to file the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended and ending March 31, June 30 and September 30, 2014 ("Revised Plan Period").

On September 18, 2014, the Company submitted to the Exchange its required compliance plan addressing deficiencies with respect to the Company’s stockholders’ equity and net losses. The compliance plan outlined the company’s initiatives to regain compliance with the applicable continued listing standards within the timeframe specified in Section 1009.

The Company continues to work towards compliance under the Revised Plan Period and intends to file the 2013 Form 10-K and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2014 as soon as practicable.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, retail, self-storage, RV parks, retail, multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients totaling 10 million square feet in multiple states. Website: www.asrmanagement.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
James Hurn, (713) 706-6200
General Counsel
jhurn@americanspectrum.com